EXHIBIT 23.9


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-34517 of Cendant Corporation on Form S-4 of our report dated March 11,1994, related to the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries) included in the HFS Incorporated Current Report on Form 8-K, as amended, dated May 8, 1996, and incorporated by reference from the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.



/s/ Deloitte & Touche LLP

Costa Mesa, California
December 16, 1997